Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT dated as of October 26, 2020, (the “Agreement”), is by and between M.D.C. Holdings, Inc. (the “Company”) and Larry A. Mizel (the “Executive”). Together, the Company and the Executive are referred to herein as the “Parties” and individually as a “Party”.
Recitals
A.    The Executive has served the Company in various capacities for fifty years.
B.    The Company desires to assure itself of the services of the Executive for the period provided in this Agreement.
C.    The Executive is willing to continue to serve in the employ of the Company for such period upon the terms and conditions hereinafter provided.
D.    This Agreement replaces in its entirety the Employment Agreement dated August 1, 2008, as amended on March 8, 2012 and as further amended on October 13, 2018, which August 1, 2008 Employment Agreement was a restatement of an Employment Agreement dated February 26, 2003, and before that, a restatement of an Employment Agreement dated October 1, 1997.
Agreement
In consideration of the Executive’s past, present and future performance of services for the Company and in consideration of the mutual promises and agreements hereinafter set forth, the Company and the Executive agree as follows:
1.    Employment and Duties
. The Company will employ the Executive, and the Executive will be employed by the Company, as the Executive Chairman of the Board of Directors of the Company (the “Board of Directors”) at the Company’s headquarters in Denver, Colorado (or such other location as the Parties may agree) for the term of this Agreement. In this capacity, the Executive will continue his leadership role at the Company with active involvement in the Company’s operations, continue to set the strategic direction for the Company and perform such other services, consistent with his office, as from time to time are assigned by the Board of Directors of the Company, devoting such time and effort to manage, operate and direct the activities of the Company and perform all of the functions of the offices held by him, as directed by the Board of Directors from time-to-time; provided, however, that the Executive may also engage in other activities (subject to Section 6(b) below) consistent with his prior practices while employed by the Company, so long as such activities do not adversely affect the performance by the Executive of his duties and responsibilities hereunder.
2.    Term

. The term of the Executive’s employment hereunder will continue through December 31, 2022 (the “Initial Term”); provided, however, that the term of employment will be automatically extended beyond the Initial Term for successive two year periods (each, an “Additional Term”) unless the Company or the Executive give written notice to the other Party hereto of its or his intent to terminate this Agreement at the end of the then current term, such notice to be given at least six months prior to the expiration of the Initial Term or any extension thereof (the Initial Term and any and all Additional Terms are hereinafter collectively referred to as the “Employment Term”).
3.    Compensation and Benefits
.
(a)    Base Salary
. During each calendar year of the Employment Term, the Company will pay the Executive a base salary of not less than $1,000,000 per year (the “Base Salary”), payable in accordance with the Company’s standard payroll practices less applicable deductions and withholdings. Not less frequently than annually, the Executive will be eligible for periodic increases in Base Salary under the Company’s normal policies and procedures for executive salary increases, which currently provide for annual reviews of executive salaries. The Executive’s Base Salary for any year may not be reduced below the Executive’s Base Salary for the prior year without the consent of both Parties.
(b)    Annual Incentive Compensation
. The Executive will continue to participate in the Company’s Executive Officer Performance-Based Compensation Plan as it may be amended, and any successor or supplementary incentive compensation plans established by the Company (the “Performance Plans”). Notwithstanding the foregoing, the Board of Directors may grant a special bonus at any time. Annual cash bonuses are deemed “earned” if (1) the Executive is employed on the last day of the year to which the bonus relates and (2) the bonus will be paid no later than March 15th of the year immediately following the year to which the special bonus relates. The payments the Executive is entitled to receive under the Performance Plans and this Section 3(b) are referred to herein as the “Annual Incentive Compensation” for the year to which they are attributable, regardless of the year in which they are paid. To the extent that the benefits provided under this paragraph are taxable to the Executive (or the Executive’s spouse after the Executive’s death or presumed death) after the Termination Date, the Company will invoice the Executive or the Executive’s spouse, as applicable, on a monthly basis for the amount of any tax withholding owed by the Company for such taxable benefits.
(c)    Long-Term Incentive Compensation
. The Executive will continue to participate in the Company’s Equity Incentive Plan for employees, as it may be amended, and any successor or supplementary compensation and incentive plans or programs established by the Company (the “Equity Plans”). Notwithstanding the foregoing, the Board of Directors may grant a special long-term incentive compensation award at any time. Long-term incentive compensation awards are deemed “earned” if (1) the Executive is employed on the last day of the applicable performance period, or (2) the award is otherwise fully vested, and (3) the award will be paid no later than March 15th of the year immediately following the year in which the applicable performance period expired, or (4) the award will be paid no later than March 15th of the year immediately following the date the award is fully vested. The payments the Executive is entitled to receive under the Equity Plans and this Section 3(c) are referred to herein as “Long-Term Incentive Compensation”. In the event of a Retirement as defined in Section 4(a)(v), death, presumed death, the Executive becoming Totally Disabled as defined in Section 3(f)(i), termination of the Executive’s employment by the Company without Cause (which includes a non-renewal by the Company of this Agreement for each Additional Term) or termination by the employee for Good Reason as defined in Section 4(a)(iv), or in the event of a Change in Control as defined in Section 4(a)(iii) following which the employment of the Executive is terminated by the Company, all outstanding non-vested Awards (as defined in the Equity Plans) will be fully vested, exercisable, and/or payable at the maximum level (in other words, the Awards will be “Auto-Accelerated”) regardless of whether all vesting conditions relating to length of service, attainment of performance goals, or otherwise have been satisfied; provided, however, with respect to PSU awards that are outstanding on a Termination Date (as defined below) caused by the Executive’s Retirement, the number of shares to be issued and delivered to the Executive, if any, for such outstanding PSUs will be determined at the end of the three-year performance period in which such Retirement occurs, as certified by the compensation committee of the Board of Directors, and will be issued and paid to the Executive as though he continued to be employed through the end of the performance period.
(d)    Group Health Coverage
. The Company will make available and pay for group medical, dental and vision insurance coverage (together, “Group Health Coverage”) for the Executive and the Executive’s spouse during the Employment Term and for the duration of the Executive’s lifetime (or, following the Employment Term, the Company will provide reasonably equivalent Group Health Coverage for the remainder of the Executive’s lifetime and, for the Executive’s spouse, for the remainder of the Executive’s lifetime and for sixty months after the Executive’s death or presumed death). Such Group Health Coverage following the Employment Term will be deemed to be provided pursuant to the Executive’s and the Executive’s spouse’s timely election for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to the fullest extent such COBRA coverage is available to the Executive and the Executive’s spouse, will commence upon the otherwise applicable coverage termination date upon the Executive’s termination of employment and will continue, with such coverage provided monthly, until the Executive’s death or presumed death (and, for the Executive’s spouse for sixty months after the Executive’s death or presumed death). For each month following the Employment Term, the Company will pay, or fully reimburse the Executive (or the Executive’s spouse, following the Executive’s death or presumed death) for the full cost or premiums for the Group Health Coverage. The Parties acknowledge that, under current tax law, the Company’s payment or reimbursement for the full cost of the Group Health Coverage premiums will be taxable to the Executive (or to the Executive’s spouse, following the Executive’s death or presumed death); and the Group Health Coverage provided after the Employment Term will be subject to the Code Section 409A restrictions set forth in Section 5(b).
(e)    Expense Reimbursement
. The Company promptly will pay, or reimburse the Executive for, all ordinary and necessary business expenses incurred by him in the performance of his duties hereunder including, but not limited to, expenses and dues associated with the Executive’s involvement with professional, industry, community, civic and charitable organizations, provided that the Executive properly accounts for all such expenses in accordance with Company policy.
(f)    Other Benefits Plans, Fringe Benefits and Vacations
. Subject to the terms therein, the Executive is eligible to participate in each of the Company’s employee benefit plans, policies or arrangements and any such plans, policies or arrangements that the Company may maintain or establish during the Employment Term, and receive all fringe benefits and vacations for which his position makes him eligible in accordance with the Company’s policies and the terms and provisions of such plans, policies or arrangements including, but not limited to, the following:
(i)    If the Executive should become disabled (short of becoming “Totally Disabled” as defined below) during the Employment Term, the Company will provide to the Executive (whether through insurance or otherwise) disability benefits in an amount such that the after-tax amount per year received by the Executive is equal to the after-tax amount of the Executive’s Base Salary in effect for the year in which the Executive becomes disabled. Such disability benefit will be payable monthly, until the earlier of (1) the end of the Executive’s disability prior to his becoming Totally Disabled or (2) the Executive’s termination of employment. For purposes of this Agreement, the Executive will be “Totally Disabled” if he is physically or mentally incapacitated so as to render him incapable of performing his usual and customary duties for a period expected to last not less than twelve consecutive months during which he receives income replacement benefits from a Company-provided health and accident plan for at least twelve months. The Executive’s receipt of Social Security disability benefits will be deemed conclusive evidence of Total Disability for purposes of this Agreement; provided, however, that in the absence of his receipt of such Social Security benefits, the Board of Directors may, in its reasonable discretion, but based upon appropriate medical evidence, determine that the Executive is Totally Disabled as provided in Treasury Regulation Section 1.409A3(i)(4).
(ii)    Each calendar year during the Employment Term, but without carryover from year to year (regardless of the Company’s general vacation policy), the Executive is entitled to vacation (“PTO”) of not less than six weeks, excluding standard paid Company holidays.
(iii)    The Company will not terminate or change, in such a way as to affect adversely the Executive’s rights or reduce his benefits under any Company benefit plan, program, policy or arrangement now in effect or which may hereafter be established and in which the Executive is eligible to participate, including, without limitation, the Executive Officer

Performance Based Compensation Plan, the Company’s Equity Plans, life insurance, Group Health Coverage and disability plans.
4.    Termination
.
(a)    General
. The Company may terminate the Executive’s employment for any reason or no reason, and the Executive may terminate his employment for any reason or no reason; provided, however, that the Company may terminate the Executive’s employment at any time without Cause. For purposes of this Agreement, the following terms have the following meanings:
(i)    Accrued Benefits means (1) accrued but unpaid Base Salary through the Termination Date, payable within thirty days following the Termination Date; (2) any Annual Incentive Compensation earned but unpaid with respect to the year preceding the year in which the Termination Date occurs or as otherwise payable in accordance with the terms of the applicable arrangement, payable in accordance with the Performance Plans and Section 3(b); (3) any Long-Term Incentive Compensation earned but unpaid with respect to performance periods that ended in the year preceding the year in which Termination Date occurs or as otherwise payable in accordance with the terms of the applicable arrangement, payable in accordance with Section 3(c); (4) reimbursement for any unreimbursed business expenses incurred through the Termination Date and any expenses incurred through the Termination Date under Section 3(e), payable within thirty days following the Termination Date; (5) accrued but unused PTO under Section 3(f)(ii), payable within thirty days following the Termination Date; and (6) all other payments, benefits, or fringe benefits to which the Executive is entitled as of the Termination Date, payable under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant.
(ii)    Cause means (1) the Executive’s willful refusal to perform material duties reasonably required or requested of him hereunder (other than as a result of total or partial incapacity due to physical or mental illness) by the Board of Directors for thirty days after having received written notice of such refusal from the Board of Directors and having failed to commence to perform such duties within such period, (2) the Executive’s commission of material acts of fraud, dishonesty or misrepresentation in the performance of his duties hereunder, (3) any final, non-appealable conviction of the Executive for an act or acts on the Executive’s part constituting a felony under the laws of the United States or any state thereof, or (4) any material uncured breach of the provisions of Sections 6(a) and 6(b) hereof which continues for thirty days after the Executive has received written notice of such breach from the Company.
(iii)    Change in Control has the same meaning as provided in the Company's Equity Plans.
(iv)    Good Reason means (1) a material diminution or change, adverse to the Executive, in the Executive’s positions, titles, status, rank, nature of responsibilities, or authority with the Company, including the Executive’s removal as a member of the Board of Directors or if the Executive is not nominated for re-election by the Board of Directors, (2) the Executive having to report to anyone other than the Board of Directors, (3) a decrease in the Executive’s annual Base Salary, Annual Incentive Compensation or Long-Term Incentive Compensation opportunity, including the Company’s termination of the Performance Plans or the Company’s amendment of the Performance Plans to provide for payments to the Executive in any calendar year which are less than the amount calculated in accordance with Article III of the Performance Plans, as the same may be amended from time to time, without the Executive’s written consent, (4) a material reduction in the aggregate benefits for which the Executive is eligible under the Company’s benefit plans, (5) the Company requiring the Executive to relocate to another place of employment more than fifty miles from his primary residence, or (6) a material breach by the Company of this Agreement or any equity award agreement.
(v)    Retirement means the termination, at the election of the Executive, of the Executive’s employment after the Initial Term, which shall include the non-renewal by the Executive of this Agreement for an Additional Term. The Executive must provide the Company with ninety days’ written notice to the Company if he intends to terminate employment on account of Retirement.
(vi)    Termination Date means the date on which the Executive’s employment hereunder terminates in accordance with this Agreement (which, in the case of a notice of non-renewal of the Employment Term in accordance with Section 2 hereof, means the date on which the Employment Term expires).
(vii)    Termination Payment means a single lump sum cash payment equal to the sum of: (1) an amount equal to the aggregate Base Salary earned by the Executive during the thirty-six months prior to such termination and (2) a cash amount equal to three hundred percent (300%) of the Annual Incentive Compensation which the Executive was paid pursuant to Section 3(b) hereof for the applicable performance period prior to that in which such termination occurs (to the extent a portion of the Annual Incentive Compensation is paid in restricted stock, that portion of the Annual Incentive Compensation is included in the calculation and considered in addition to the cash portion in the Termination Payment). In addition, Termination Payment includes:
(1)    To the extent permissible under applicable law and under any insurance policy insuring the Company’s Group Health Coverage (if any), the Company will make available and pay for the full cost of Group Health Coverage (through the Group Health Coverage eligibility provisions, insurance riders, or otherwise) for the Executive and his spouse in accordance with Section 3(d).
(2)    All options, restricted stock and other equity awards and rights granted to the Executive under the Equity Incentive Plans will be Auto-Accelerated. In furtherance of the foregoing, in the event a Stock Option Agreement or Restricted Stock Unit Agreement does not provide accelerated vesting upon termination of employment, including upon Retirement, the terms of such award are hereby amended so that all existing options and restricted stock units will fully vest upon the Executive’s Termination Date, including his Retirement.

Further, in the event that the fair market value of restricted stock units on the date of full vesting is less than the fair market value of the restricted stock units on the date of award, additional shares of stock will be granted on the date of full vesting so as to equalize the award value to equal the fair market value of the award on the date of grant.
(b)    Termination for Cause or Termination by the Executive Without Good Reason
. In the event that the Executive’s employment hereunder is terminated by the Company for Cause or by the Executive without Good Reason, the Executive will be entitled to receive the Accrued Benefits.
(c)    Termination Without Cause or Termination by the Executive for Good Reason
. In the event that the Executive’s employment hereunder is terminated by the Company without Cause (which includes a non-renewal by the Company of this Agreement for each Additional Term), or by the Executive for Good Reason, as soon as practicable (but not later than thirty days) after such termination, but in no event (other than as provided in Section 5(b)) later than two-and-one-half months after the end of the calendar year during which the Executive’s employment is terminated, the Executive will receive the Accrued Benefits and the Termination Payment.
(d)    Termination Following a Change in Control
. In the event that the Executive’s employment hereunder is terminated by the Company within two years following a Change in Control, the Executive will receive the Accrued Benefits and the Termination Payment. In the event there is a termination pursuant to this Section 4(d) and the Change in Control involves a two-tier tender offer, the Company will pay the Executive the difference between the exercise price of the otherwise unvested options and the price offered in the first tier, or adjust the option terms to provide the Executive with an equivalent value.
(e)    Termination Due to Retirement, Death, Presumed Death or Becoming Totally Disabled
. In the event that the Executive’s employment hereunder is terminated due to the Executive’s Retirement, death, presumed death or the Executive becoming Totally Disabled, the Executive, or the Executive’s beneficiary or estate, as applicable, will receive the Accrued Benefits and the Termination Payment.
5.    Other Tax Matters
.
(a)    The Company will withhold all applicable federal, state, and local taxes, FICA (Social Security and Medicare), and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to the Executive or the Executive’s spouse pursuant to this Agreement. In the event the Executive’s spouse receives the Group Health Coverage pursuant to Section 3(d), the Company will withhold FICA (Social Security and Medicare) in the year of the Executive’s death or presumed death, issue a Form W-2, and report the net amount of Company contributions on a Form 1099-MISC. The Company will continue to report the full amount of Company contributions that it provides for the Executive’s spouse in each successive calendar year on a Form 1099-MISC.
(b)    Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein will either be exempt from, or in the alternative, comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the published guidance thereunder (“Section 409A”). A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “Termination Date” or like terms will mean “separation from service.” Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A on the date of his “separation from service,” any payments or arrangements due upon a termination of the Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), will be delayed and paid or provided on the earlier of (i) the date which is six months after the Executive’s “separation from service” for any reason other than death or presumed death, or (ii) the date of the Executive’s death or presumed death.
(c)    After his Termination Date, the Executive will have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A and such date will be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise will be treated as a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and to the extent an amount is payable within a time period, the time during which such amount is paid will be in the discretion of the Company.
(d)    All reimbursements and in-kind benefits provided under this Agreement will be made or provided in accordance with the requirements of Section 409A. To the extent that any reimbursements are taxable to the Executive, such reimbursements will be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. Reimbursements will not be subject to liquidation or exchange for another benefit and the amount of such reimbursements that the Executive receives in one taxable year will not affect the amount of such reimbursements that the Executive receives in any other taxable year.
(e)    If any payment, benefit, or distribution of any type to or for the benefit of the Executive, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Parachute Payments”) would (as determined by the Company) subject the Executive to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Parachute Payments will be reduced so that the maximum amount of the Parachute Payments (after reduction) will be one dollar less than the amount which would cause the Parachute Payments to be subject to the Excise Tax. The Company will reduce or eliminate the Parachute Payments by first reducing or eliminating any cash Parachute Payments that do not constitute deferred compensation within the meaning of Section 409A, then by reducing or eliminating any other Parachute Payments that do not constitute deferred compensation within the meaning of Section 409A, then by reducing or eliminating all other Parachute Payments that do constitute deferred compensation within the meaning of Section 409A, beginning with those payments last to be paid, subject to and in accordance with all applicable requirements of Section 409A.
6.    Covenants.
(a)    Confidentiality
. The Executive agrees that, during the Employment Term and for a period of twelve months beginning on the last day of the Employment Term, he will not divulge, furnish or make accessible to any person, corporation, partnership, trust or other organization or entity (other than the Executive’s legal, tax and other advisors, to the extent they need to know such confidential information to advise the Executive), any information, trade secrets, technical data or know-how relating to the business, business practices, methods, attorney-client communications, pending or contemplated acquisitions or other transactions, products, processes, equipment or any confidential or secret aspect of the business of the Company without the prior written consent of the Company, unless such information has become public knowledge or has become known generally to competitors of the Company through sources other than the Executive.
(b)    Competitive Activity
. Until the end of the Employment Term, and for a period of twelve months beginning on (1) the last day of the Employment Term or (2) a termination of the Executive’s employment by the Company for Cause, the Executive will not, without the written consent of the Board of Directors, directly or indirectly, knowingly engage or be interested in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business whose principal activities are in competition with the most important business activities engaged in or contemplated by the Company during the Employment Term and such twelve month period, limited to geographic areas within a fifty mile radius of where the Company does its most important business activities. The most important business activities presently engaged in or contemplated by the Company include:
    the acquisition and development of residential real estate for owner occupied single family detached housing;
    construction of single family detached homes;
    mortgage lending to purchasers of single-family homes sold by the Company; and
    the sale of insurance products to purchasers or owners of single-family homes sold by the Company.
A decision by the Company to enter a market in which the Executive has a pre-existing interest does not constitute competitive activity if, after the Company enters that market, the nature and extent of the Executive’s interest does not substantially change to the detriment of the Company and the Executive has provided the Company with written notice of the existence of the interest. Further, a conflict of interest does not exist, and the Executive will not have engaged in competitive activity, if the Executive’s interest or situation is permitted under the terms of an agreement with the Company that predates the date of this Agreement, or if an exception has been made by the Board of Directors after full disclosure to and review and approval of the interest, situation or circumstances. Nothing herein, however, will prohibit the Executive from acquiring or holding not more than ten percent of any class of publicly traded securities of any such business.
(c)    Remedy for Breach
. The Executive acknowledges that the provisions of this Section 6 are reasonable and necessary for the protection of the Company and that the Company will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, the Executive agrees that, in addition to any other relief to which the Company may be entitled, the Company will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining the Executive from any actual or threatened breach of such covenants.
7.    Indemnification
. The Parties acknowledge that they are parties to the Indemnification Agreement dated as of March 20, 1987, the terms of which are incorporated herein by reference.
8.    Miscellaneous
.
(a)    Governing Law
. This Agreement is governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in that State.

(b)    Notices
. Any notice, consent or other communication made or given in connection with this Agreement must be in writing and will be deemed to have been duly given when delivered by personally, when transmitted by facsimile transmission, one day after being deposited with Federal Express or other nationally recognized overnight delivery service or when mailed United States registered or certified mail, return receipt requested, to the parties at the following addresses or at such other address as a Party may specify by notice to the other.
To the Executive:

Larry A. Mizel
c/o M.D.C. Holdings, Inc.
4350 South Monaco Street
Suite 500
Denver, CO 80237

To the Company:

M.D.C. Holdings, Inc.
4350 South Monaco Street
Suite 500
Denver, CO 80237
Attention: Rebecca Givens, General Counsel

(c)    Entire Agreement; Construction; Amendment
. This Agreement supersedes any and all existing agreements between the Parties or any of its affiliates or subsidiaries relating to the terms of his employment. The Parties acknowledge that options, restricted stock and performance share units have been granted to the Executive under the Equity Plans. Accordingly, to the extent the provisions of this Agreement may conflict with the Equity Plans, the Equity Plans control. To the extent the provisions of this Agreement may conflict with provisions in any award agreement or award certificate between the Executive and the Company, or conflict with the Equity Plans’ provisions addressing vesting rights, the provisions of this Agreement control. This Agreement may not be amended except by a written agreement signed by the Parties.
(d)    Inconsistencies
. In the event of any inconsistency between any provision of this Agreement and any provision of any Company compensation arrangement (other than equity award plans approved by the Company’s shareholders and award grant documents under such plans implementing the specified terms of such equity award plans), or any provisions of the Indemnification Agreement, which are incorporated herein by reference, the provisions of this Agreement will control, unless the Parties otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived.

(e)    Waiver
. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion will not be considered a waiver thereof or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(f)    Assignment
. Except as otherwise provided in this paragraph, this Agreement will inure to the benefit of and be binding upon the Parties and their respective heirs, representatives, successors and assigns. This Agreement is not assignable by the Executive, and is assignable by the Company only to any corporation or other entity resulting from the reorganization, merger or consolidation of the Company with any other corporation or entity or any corporation or entity to which the Company may sell all or substantially all of its assets, and it must be so assigned by the Company to, and accepted as binding upon it, by such other corporation or entity in connection with any such reorganization, merger, consolidation or sale.
(g)    Litigation Costs
. In addition to any other relief awarded a Party in any proceeding to enforce any provision of this Agreement, the Parties agree that the decision rendered will award the Party prevailing in such action all attorneys’ fees, disbursements and other costs incurred by the prevailing Party in such case. Further, notwithstanding the Indemnification Agreement dated as of March 20, 1987, which is incorporated herein by reference, the Employee’s litigation costs will in all events (whether Employee is a prevailing party or not) include expenses including, but not limited to, attorneys’ fees, accountants’ fees, fees of experts and all other fees, costs, expenses, and obligations paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any Claim to any Identifiable Event (as such terms are defined in the Indemnification Agreement) (all such litigation costs and expenses referred to as “Expenses”). For all purposes, Expenses include the Company advancing (within two business days of such request) any and all Expenses to the Employee.
(h)    No Mitigation/No Offset
. The Executive is under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Agreement, and there will be no offset against amounts or benefits due to the Executive under this Agreement or otherwise on account of any claim (other than any preexisting debts then due in accordance with their terms) the Company may have against him or any remuneration or other benefit earned or received by the Executive after such termination.
(i)    Severability
. It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this

Agreement is invalid or unenforceable, the balance of the Agreement will remain in effect, and if any provision is inapplicable to any person or circumstance, it will nevertheless remain applicable to all other persons and circumstances. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited, or unenforceable in such jurisdiction, it will, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
(j)    Counterparts
. This Agreement may be executed in counterparts, each of which will be deemed an original, but all such counterparts together constitute one and the same instrument. Signatures delivered by facsimile or PDF are effective for all purposes.
(k)    Headings
. The headings of the Sections and subsections contained in this Agreement are for convenience only and are deemed to control or affect the meaning or construction of any provision of this Agreement.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as evidence of their adoption as of the dates set forth above.
M.D.C. HOLDINGS, INC.

By: /s/    Robert N. Martin
Name: Robert N. Martin
Title: Senior Vice President and Chief Financial Officer

Date: October 27, 2020

EXECUTIVE

By: /s/    Larry A. Mizel
Name: Larry A. Mizel

Date: October 27, 2020